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                                                                    EXHIBIT 99.1

                                AMENDMENT NO. 1

     This Amendment made as of the 28/th/ day of February, 2000 between Lexington Global Asset Manager, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, as Rights Agent under the Rights Agreement between the parties, dated as of December 31, 1995.

     WHEREAS, the Company entered into a Rights Agreement with First Chicago Trust Company of New York, as Rights Agent, dated as of December 13, 1995 (the "Rights Agreement"); and

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     WHEREAS, the Company and First Chicago Trust Company of New York, as Rights
Agent, desire to amend the Rights Agreement as hereinafter provided.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth and intending to be legally bound, the parties hereby agree as follows:

     1. Section 1 of the Rights Agreement is amended to add the following definitions:

     "Merger Agreement" means the Merger Agreement by and among ReliaStar Financial Corp., Pilgrim Holdings Corporation and Lexington Global Asset Managers, Inc. dated as of February 28, 2000, as amended.

     "Voting Agreements" means the Voting Agreements, as defined in Section 3.2(v) of the Merger Agreement.

     2. Section 1 of the Rights Agreement is hereby amended to add the following language at the end of the definition of "Acquiring Person":

     "provided, however, that neither ReliaStar Financial Corp. nor Pilgrim Holdings Corporation will become an "Acquiring Person" as a result of the execution of the Voting Agreements or the Merger Agreement or the consummation of the transactions contemplated therein."

     3. Section 1 of the Rights Agreement is hereby amended to add the following language at the end of the definition of "Distribution Date":

     "provided, however, that no "Distribution Date" will occur as a result of the execution of the Voting Agreements or the Merger Agreement or the consummation of the transactions contemplated therein."

     4. Section 1 of the Rights Agreement is hereby amended to add the following language at the end of the definition of "Stock Acquisition Date":

     "provided, however, that no "Stock Acquisition Date" will occur as a result of the execution of the Voting Agreements or the Merger Agreement or the consummation of the transactions contemplated therein."

     5. Section 1 of the Rights Agreement is hereby amended to replace the definition of "Final Expiration Date" with the following:

     "Final Expiration Date" means the earlier of (a) the close of business on December 12, 2005 or (b) immediately prior to the Effective Time (as defined in Section 1.1 of the Merger Agreement).

     6. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect.

     7. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one in the same document.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the day and year first above written.


                                        LEXINGTON GLOBAL ASSET MANAGERS, INC.

                                        By:_____________________________________


                                        FIRST CHICAGO TRUST COMPANY OF NEW YORK

                                        By:_____________________________________

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